Exhibit 99.1

PRESS RELEASE    SpectraScience Appoints John Pappajohn to Board of Directors

FOR IMMEDIATE RELEASE

June 18, 2006

San Diego, CA SpectraScience, Inc. (SCIE.OB) announced today that it has elected John Pappajohn to its Board of Directors. Mr. Pappajohn is a long time health care venture capital investor based in Des Moines, Iowa. Since 1969, Mr. Pappajohn has been the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm. Mr. Pappajohn has been involved in the development and financing of hundreds of companies during his career and has served as a director of more than 40 public companies. He currently serves as a director of the following public companies; Allion Healthcare, Inc., American CareSource Holdings, Inc., CareGuide, Inc., ConMed Healthcare Management, Inc., and Healthcare Acquisition Corp. Mr. Pappajohn received his B.S.C. from the University of Iowa.

Jim Hitchin the Company’s CEO said, “We are pleased to have Mr. Pappajohn join our Board. This is the third public company that he and I have had an opportunity to serve together.”

SpectraScience has developed a multi-patented and proprietary WavSTATTM Optical Biopsy System that is used by physicians to diagnose tissue to determine if it is normal, pre-cancerous, or cancerous within seconds.  The WavSTAT TM System is currently approved by the FDA for use in detecting pre-cancer and cancer in the colon.  A new application for detecting pre-cancers in the throat, sometimes called Barrett’s esophagus, is being tested in a clinical trial. Cancer of the esophagus is more than 90% fatal and may develop as a result of chronic heartburn or GERD. Esophageal cancer is growing five times faster than all other cancers.

This news release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties that may cause SpectraScience’s actual results to differ materially from the results discussed in the forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by SpectraScience in this news release, the Form 10-KSB and in SpectraScience’s other reports filed with the Securities and Exchange Commission (“SEC”) that attempt to advise interested parties of the risks and factors that may affect SpectraScience’s business. These forward-looking statements are qualified in their entirety by the cautions and risk factors filed by SpectraScience in its annual report on Form 10-KSB and other documents.

For further information contact Jim Hitchin at (858) 847-0200. www.spectrascience.com